Exhibit 5.1

GREALISH & MCZEAL

A Registered Limited Liability Partnership

ATTORNEYS AND COUNSELORS AT LAW

1200 Rothwell

Houston, Texas 77002

Telephone (713) 236-0639

Facsimile (713) 223-3331

www.grealishmczeal.com

From the Desk of:

Marcellous S. McZeal

mmczeal@mgmtxlaw.com

August 26, 2010

Via Hand Delivery

PGI ENERGY FUND 1 SERIES 2010, INC.

7322 Southwest Freeway, Ste. 1100

Houston, Texas 77074

Messrs:

The above law firm acts as corporate counsel for PGI ENERGY FUND 1 SERIES 2010, INC., a Texas Corporation (“PGI”). On August 24, 2010, PGI’s S1 registration statement became effective without comment from the SEC. However, it came to my attention that the SEC has some issues with some aspects of the effective S1 registration statement.

In an effort to work with the SEC, I recommend filing an 8K announcing the suspension of issuance of the free trading shares of PGI until we receive comments from the SEC. Further, I recommend the 8K inform prospective investors that PGI will not offer free trading shares for sale until PGI files a post effective S1 amendment addressing the SEC’s issues and until the SEC clears the issues and or comments.

This opinion is offered to address any concerns the SEC maintains about the current registration statement and protects PGI from any potential liability by prospective investors.

Thank you for your attention to this matter. If you have any questions or concerns please contact me at the number listed above.

Respectfully submitted,

GREALISH & MCZEAL, LLP

BY:	/s/ Marcellous S. McZeal
Marcellous S. McZeal

Cc:	File